EXHIBIT 10.2.1

Access National Corporation

Option Agreement – Form Of

This Stock Option Agreement (“Agreement”) evidences the grant to the Optionee set forth below of an option to purchase shares (the “Option”) of the common stock (the “Stock”) of Access National Corporation (the “Company”), granted under, and subject to the terms and conditions set forth in, the Access National Corporation 2017 Equity Compensation Plan, as the same may be amended or replaced from time to time (the "Plan"), and in addition shall be subject to the terms and conditions set forth below. The Option is intended to be an incentive stock option under the Internal Revenue Code. The Option is granted as follows:

Optionee	<< NAME >>

Date of Grant	<< GRANT DATE >>	(“Award Date”)

Number of Shares	<< NUMBER >>	shares of common stock (“Option Shares”)

Option Price	<< OPTION PRICE >>	per Option Share

Expiry Date	<< EXPIRY DATE >>	(“Expiry Date”), subject to earlier termination as provided in Paragraph 5 of the terms and conditions below
Rights of Exercise (Vesting Schedule):
Vesting Date	Number of Vested Shares under Option

<< VESTING DATE >>	(25% of grant)	The Option will vest and become exercisable as to 25% of the Option Shares on each of the dates indicated (with the exact number of shares vesting and becoming exercisable on each date as set forth herein to avoid any fractional shares), subject to earlier vesting or forfeiture as provided in Paragraphs 4 and 5 of the terms and conditions below
<< VESTING DATE >>	(25% of grant)
<< VESTING DATE >>	(25% of grant)
<< VESTING DATE >>	(25% of grant)

1.	Award of Option. In consideration of the services rendered to the Company or a Subsidiary by Optionee as a key employee, the Committee has granted to Optionee the Option, effective on the Award Date. To evidence its grant of the Option and the terms and conditions thereof, the Company has signed this Agreement as of the Award Date.

2.	Right to Exercise. Optionee may exercise the Option to the extent the Option has become vested and exercisable in accordance with the vesting schedule set forth above, subject to earlier vesting as provided in Paragraph 4 below and subject further to the Expiry Date of the Option and the earlier termination as provided in Paragraph 5 below.

3.	Method of Exercise. To exercise the Option, Optionee must deliver to the Corporate Secretary of the Company, or any other officer or agent as the Committee may designate:

a.	a written notice signed by Optionee in the form prescribed by the Committee or its delegee setting forth the number of Option Shares with respect to which the Option is being exercised, and

b.	payment in full of the aggregate Option Price for the number of Option Shares being purchased, payable in cash (including by check) or, if approved by the Committee at the time of exercise, by delivery of shares of Stock owned by Optionee prior to exercising the Option having a Fair Market Value on the date of exercise equal to the Option Price.

4.	Accelerated Vesting.

a.	Death or Disability. If, while any portion of the Option remains unvested, Optionee’s employment terminates due to death or Disability, any remaining unvested Option Shares at the date of such termination shall automatically be vested and exercisable.

b.	Certain Retirements. If, while any portion of the Option remains unvested, Optionee’s employment terminates due to retirement at or after age 62 and provided no Cause exists to terminate Optionee’s employment, then provided either (i) upon such retirement Optionee is subject to a covenant not to compete and not to solicit employees or customers of the Company or its Subsidiaries pursuant to an existing agreement with the Company or a subsidiary, or (ii) Optionee executes and delivers to the Company, no later than the date of retirement, an agreement not to compete and not to solicit employees or customers of the Company or its Subsidiaries in a form acceptable to the Company (a “Qualifying Retirement”), any remaining unvested Option Shares at the date of such Qualifying Retirement shall automatically be vested and exercisable.

c.	Change of Control. If a Change of Control of the Company occurs while any portion of the Option remains unvested and Optionee has remained continuously employed by the Company or any Subsidiary until the date such Change of Control occurs:

i.	if the successor company assumes, converts, continues or otherwise replaces the Option on proportionate and equitable terms and on or within 24 months after the date the Change of Control occurs Optionee’s employment is terminated without Cause, then any remaining unvested Option Shares at the date of such termination of employment shall automatically be vested and exercisable; or

ii.	if the successor company does not assume, convert, continue or otherwise replace the Option on proportionate and equitable terms, then any remaining unvested Option Shares at the date of such Change of Control shall automatically be vested and exercisable.

5.	Termination of Option.

a.	Normal Term. The term of the Option is five years. On the close of the business day of the Expiry Date, the Option will expire and terminate and be of no further force and effect whatsoever as to the shares of the Stock for which the Option hereby granted has not been exercised; provided, however, that the Option may be terminated earlier as provided below.

b.	Early Termination.

i.	In the event Optionee’s employment terminates due to death or Disability, the vested portion of the Option (including any portion of the Option for which vesting was accelerated under Paragraph 4(a) above) will remain outstanding and exercisable until the earlier of 12 months after termination of employment or the Expiry Date, at which time the Option will terminate.

ii.	Except as provided in Paragraph 5(b)(iii) below, the Option granted to Optionee hereunder shall expire and terminate, with no further vesting and no further exercise permitted, immediately upon Optionee ceasing to be an Employee of the Company and any Subsidiary due to retirement.

iii.	Notwithstanding Paragraph 5(b)(ii) above, in the event Optionee’s employment terminates due to a Qualifying Retirement, the vested portion of the Option (including any portion of the Option for which vesting was accelerated under Paragraph 4(b) above) will remain outstanding and exercisable until the earlier of 12 months after termination of employment or the Expiry Date, at which time the Option will terminate (provided, however, that any exercise of the Option or a portion of the Option that occurs more than 3 months after termination of employment will result in the Option or that portion of the Option being exercised as a Nonqualified Stock Option).

iv.	In the event Optionee’s employment terminates as set forth in Paragraph 4(c)(i) above, the vested portion of the Option (including any portion of the Option for which vesting was accelerated under Paragraph 4(c)(i) above) will remain outstanding and exercisable until the earlier of 3 months after termination of employment or the Expiry Date, at which time the Option will terminate.

v.	The Option granted to Optionee hereunder shall expire and terminate, with no further vesting and no further exercise permitted, immediately upon Optionee ceasing to be an Employee of the Company and any Subsidiary due to termination for Cause.

vi.	Subject to Section 12.3 of the Plan, the Option granted to Optionee hereunder shall expire and terminate, with no further vesting and no further exercise permitted, immediately upon Optionee ceasing to be an Employee of the Company and any Subsidiary for any reason not set forth in the preceding provisions of this Paragraph 5(b).

6.	Nontransferability. The Option is not transferable except upon the death of Optionee as set forth in the Plan. During Optionee’s lifetime, only Optionee or his or her guardian or legal representative may exercise the Option.

7.	Taxes. Optionee agrees that he or she is responsible for the payment of any taxes (including alternative minimum taxes) related to the Option. To the extent required by law, Optionee will be required to pay the Company or a Subsidiary, as appropriate, the amount of any federal, state and local taxes required to be withheld in connection with the exercise of the Option. In lieu thereof, the Company or a Subsidiary, as appropriate, will have the right to withhold from any other cash amounts due or to become due from the Company or the Subsidiary to Optionee the amount of any federal, state and local taxes required to be withheld in connection with the exercise of the Option. In addition, the Committee may approve another alternative for Optionee to satisfy applicable withholding tax obligations, in whole or in part, by delivering to the Company shares of Stock having a Fair Market Value equal to the amount required to be withheld. If approved by the Committee, the value of any shares of Stock so delivered shall be based on the Fair Market Value of the shares on the date that the amount of tax to be withheld is to be determined. In any event, the Company or a Subsidiary, as appropriate, shall withhold only the minimum amount necessary to satisfy applicable statutory withholding requirements unless Optionee has elected to have an additional amount (up to the maximum allowed by law) withheld. All elections by Optionee shall be irrevocable and be made in writing and in such manner as determined by the Committee (or its delegee) in advance of the day that the transaction becomes taxable.

8.	Additional Rule Regarding Exercisability of Option. The Option is intended to be treated as an Incentive Stock Option within the meaning of Code Section 422. To the extent the aggregate Fair Market Value (determined as of the Award Date) of the Stock for which the Option (and all other options of Optionee that are intended to be incentive stock options whether granted under the Plan or any other plan of the Company or any Subsidiary) becomes exercisable for the first time in any calendar year (including accelerated vesting upon a Change of Control (if applicable)) exceeds $100,000, the Option may be exercised for the excess number of Option Shares as a Nonqualified Stock Option. The Company shall not be liable to Optionee if the Internal Revenue Service or any court or other authority having jurisdiction over such matters determines for any reason that the Option or any portion thereof does not qualify as an Incentive Stock Option.

9.	Notification Upon Sale or Disposition. Optionee agrees to notify the Chief Financial Officer or the Corporate Secretary of the Company in writing within 10 days if Optionee sells or otherwise disposes of the shares purchased upon exercise of the Option within two years of the Award Date or within one year of the date of exercise of the Option for such shares (the required holding periods for favorable tax treatment of incentive stock options). The Company advises Optionee to contact his or her tax advisor to discuss any tax issues.

10.	Rights as a Shareholder. Optionee shall have no rights as a shareholder with respect to any shares of Stock subject to the Option (including voting rights or dividends) until the date of the exercise of the Option and the issuance of the underlying shares of Stock.

11.	Stock Ownership and Patronage Policy. The shares acquired upon exercise of the Option may be subject to the Company’s Stock Ownership and Patronage Policy as in effect from time to time. Optionee agrees to comply with the provisions of the Company’s Stock Ownership and Patronage Policy to the extent applicable to him or her.

12.	Clawback. In accordance with Section 17.13 of the Plan, to the extent permitted by law, Optionee may be required to repay to the Company within 30 days the cash value of any shares of Stock purchased upon exercise of the Option to the extent such exercise occurred within 90 days prior to the termination of Optionee’s employment for any reason other than death, Disability or a Qualifying Retirement.

13.	Plan. The Option is granted pursuant to the Plan and is subject to the terms thereof. The number and kind of shares of Stock purchasable and the Option Price are subject to adjustment in accordance with Section 13.1 of the Plan.

14.	Electronic Delivery and Signatures. Optionee hereby consents and agrees to electronic delivery of share(s) of Stock, Plan documents, proxy materials, annual reports and other related documents. If the Company establishes procedures for an electronic signature system for delivery and acceptance of Plan documents, Optionee hereby consents to such procedures and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. Optionee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

15.	Construction and Capitalized Terms. This Agreement shall be administered, interpreted and construed in accordance with the applicable provisions of the Plan. Where used herein all capitalized terms shall have the respective meanings attributed thereto in the Plan, unless this Agreement provides, or the context requires, otherwise.

By Optionee's acceptance of this Agreement and the Option represented hereby, Optionee confirms that the Option and all shares of Stock purchased upon any exercise of the Option have been and will be acquired for investment purposes only and not with the view to distribute or transfer and will be held for Optionee’s own account. Furthermore, by acceptance of this Agreement, Optionee agrees to take into consideration the current strength of the Company's Stock price and to not sell any shares into the market that would cause a substantial decrease in the Company's Stock price.

Dated at Reston, Virginia on [insert Award Date].
ACCESS NATIONAL CORPORATION

By:
<< NAME AND TITLE >>

The Undersigned hereby acknowledges receipt of a copy of the Plan and the related prospectus and accepts and agrees to the grant of the Option on terms and conditions set forth herein and in the Plan.

(Optionee)	Date